Exhibit 99.1

Pamrapo Bancorp, Inc. Reports Third Quarter Results

BAYONNE, NJ—(MARKET WIRE)—Oct 29, 2008 — Pamrapo Bancorp, Inc. (PBCI - News) today reported net income for the third quarter and nine months ended September 30, 2008.

Net income for the third quarter of 2008 amounted to $611,000, or $0.12 cents per share, as compared with $1.145 million, or $0.23 cents per share in the third quarter of 2007.

Net income for the nine months ended September 30, 2008 amounted to $2.583 million, or $0.52 cents per share, as compared with $3.524 million, or $0.71 cents per share for the nine months ended September 30, 2008.

Pamrapo’s book value per share at September 30, 2008 was $11.62.

The Bank is subject to a range of bank regulatory compliance obligations. The Bank agreed to a cease and desist order (the “Order”) issued by the Office of Thrift Supervision on September 26, 2008 as a result of issues relating to the Bank’s compliance with certain laws and regulations, including the Bank Secrecy Act and Anti-Money Laundering (“BSA/AML”). The Bank has and continues to take considerable steps to remediate these issues and to strengthen the Bank’s overall compliance programs. The Order did not identify or relate any issues regarding the safety and soundness of the Bank.

Pamrapo Bancorp, Inc. is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A. (the “Bank”), operates eleven branch offices in Bayonne, Fort Lee, Hoboken, Jersey City and Monroe, New Jersey.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. The actual results of Pamrapo Bancorp, Inc. (the “Company”) could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of loan and investment portfolios of Pamrapo Savings Bank, S.L.A., the Company’s wholly-owned subsidiary, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

COMPARATIVE STATEMENTS OF FINANCIAL CONDITION

(In Thousands)

	September 30, 2008	December 31, 2007
ASSETS
Cash and amounts due from depository institutions	$2,774	$3,920
Interest-bearing deposits in other banks	4,680	62,976

Cash and Cash Equivalents	7,454	66,896
Securities available for sale	767	917
Investment securities held to maturity	11,360	10,377
Mortgage-backed securities held to maturity	122,089	123,907
Loans receivable	436,289	439,053
Foreclosed real estate	474	486
Premises and equipment	3,005	3,340
Federal Home Loan Bank of New York stock	4,724	4,996
Interest receivable	2,983	2,738
Other assets	4,195	4,718

Total Assets	$593,340	$657,428

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$447,066	$507,961
Advances from Federal Home Loan Bank of New York	79,800	84,000
Advance payments by borrowers for taxes and insurance	3,800	3,558
Other liabilities	4,835	3,270

Total Liabilities	535,501	598,789

Stockholders’ Equity:
Preferred stock; 3,000,000 shares authorized; none issued and outstanding	—	—
Common Stock; $0.01 par value; 25,000,000 shares authorized; 6,900,000 shares issued; 4,975,542 shares outstanding	69	69
Paid-in capital	19,340	19,340
Retained earnings	62,862	63,711
Accumulated other comprehensive (loss)	(1,253)	(1,302)
Treasury stock, at cost; 1,924,458 shares	(23,179)	(23,179)

Total Stockholders’ Equity	57,839	58,639

Total Liabilities and Stockholders’ Equity	$593,340	$657,428

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest income
Loans	$6,904	$7,213	$20,722	$21,675
Mortgage-backed securities	1,430	1,510	4,270	4,611
Investments	226	175	623	514
Other interest-earning assets	101	400	931	1,104

Total Interest Income	8,661	9,298	26,546	27,904

Interest expense
Deposits	2,635	3,507	8,993	10,197
Advances and other borrowed money	879	1,073	2,974	3,333

Total Interest Expense	3,514	4,580	11,967	13,530

Net Interest Income	5,147	4,718	14,579	14,374
Provision for Loan Losses	352	150	580	520

Net Interest Income after Provision for Loan Losses	4,795	4,568	13,999	13,854

Non-Interest Income
Fees and service charges	313	312	956	931
Commissions from sale of financial products	222	145	512	744
Other	105	48	265	138

Total Non-Interest Income	640	505	1,733	1,813

Non-Interest Expenses
Salaries and employee benefits	2,137	1,737	5,938	5,491
Net occupancy expense of premises	328	308	989	901
Equipment	336	298	988	950
Advertising	49	62	192	177
Loss on foreclosed real estate	2	—	30	—
Professional fees	922	212	1,537	549
Other	651	640	1,921	2,017

Total Non-Interest Expenses	4,425	3,257	11,595	10,085

Income before Income Taxes	1,010	1,816	4,137	5,582
Income Taxes	399	671	1,554	2,058

Net Income	$611	$1,145	$2,583	$3,524

Net Income per Common Share
Basic	$0.12	$0.23	$0.52	$0.71
Diluted	$0.12	$0.23	$0.52	$0.71

Weighted Average Number of Common Shares outstanding
Basic	4,975	4,975	4,975	4,975

Diluted	4,975	4,976	4,975	4,979

Dividends per Common Share	$0.23	$0.23	$0.69	$0.69

Contact:

CONTACT

Robert A. Hughes

CPA

Investor Relations

201-339-4600